Exhibit 99.1


        EPL                  News Release     Energy Partners, Ltd.
Energy Partners, Ltd.                         201 St. Charles Avenue, Suite 3400
                                              New Orleans, Louisiana 70170
                                              (504) 569-1875

--------------------------------------------------------------------------------



For Immediate Release To:                           For Information Contact:
Analysts, Financial Community, Media                Al Petrie (504) 799-1953
                                                    Charles Meade (504) 799-4814

--------------------------------------------------------------------------------


      EPL Intends to Repurchase EIF Shares with Proceeds from Common Stock
                                    Offering


New Orleans, Louisiana, November 8, 2004...Energy Partners, Ltd. ("EPL") (NYSE:EPL) announced today that it intends to offer 3,467,144 shares of common stock to the public pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission.

EPL also will enter into a stock purchase agreement with Energy Income Fund, L.P. ("EIF") concurrent with this offering, pursuant to which EPL will purchase 3,467,144 shares of common stock owned by EIF at a price per share equal to the net proceeds per share received in the offering, before expenses. EPL expects that it will purchase these shares immediately after the closing of the offering.

The securities may not be sold nor any offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

The common stock offering will be lead managed by Credit Suisse First Boston LLC and Raymond James & Associates, Inc. with Credit Suisse First Boston acting as sole book-running manager. A copy of the preliminary prospectus supplement for the offering may be obtained from the offices of Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.

--------------------------------------------------------------------------------
Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December
31, 2003 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
--------------------------------------------------------------------------------

                                       ###